Exhibit 1.1

Execution Version

AVON PRODUCTS, INC.

(a New York corporation)

2.375% Notes due 2016

4.600% Notes due 2020

5.000% Notes due 2023

6.950% Notes due 2043

UNDERWRITING AGREEMENT

dated March 7, 2013

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

AVON PRODUCTS, INC.

(a New York corporation)

2.375% Notes due 2016

4.600% Notes due 2020

5.000% Notes due 2023

6.950% Notes due 2043

UNDERWRITING AGREEMENT

March 7, 2013

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

and

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

and

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

One Bryant Park

New York, New York 10036

As Representatives of the Several Underwriters Named in the Attached Schedule A

Ladies and Gentlemen:

Avon Products, Inc., a New York corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule A hereto (the “Underwriters”), acting severally and not jointly, the respective principal amounts set forth in such Schedule A hereto of (i) $250,000,000 aggregate principal amount of the Company’s 2.375% Notes due 2016 (the “2016 Notes”), (ii) $500,000,000 aggregate principal amount of the Company’s 4.600% Notes due 2020 (the “2020 Notes”), (iii) $500,000,000 aggregate principal amount of the Company’s 5.000% Notes due 2023 (the “2023 Notes”) and (iv) $250,000,000 aggregate principal amount of the Company’s 6.950% Notes due 2043 (the “2043 Notes”, and together with the 2016 Notes, the 2020 Notes and the 2023 Notes, the “Notes”). Citigroup Global Markets Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have agreed to act as representatives of the several Underwriters (in such capacity, the “Representatives”) in connection with the offering and sale of the Notes.

The Notes will be issued pursuant to an indenture, dated as of February 27, 2008 (the “Original Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by the Fifth Supplemental Indenture, to be dated as of March 12, 2013, between the Company and the Trustee, the Sixth Supplemental Indenture, to be dated as of March 12, 2013, between the Company and the Trustee, the Seventh Supplemental Indenture, to be dated as of March 12, 2013, between the Company and the Trustee and the Eighth Supplemental Indenture, to be dated as of March 12, 2013, between the Company and the Trustee (as amended and supplemented, the “Indenture”).

Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 15 hereof.

All references in this Agreement to financial statements and schedules and other information which is “disclosed,” “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, the Preliminary Prospectus or the Final Prospectus shall be deemed to mean and include all such financial statements and schedules and other information which are or are deemed to be incorporated by reference in the Registration Statement, the Preliminary Prospectus or the Final Prospectus, as the case may be, prior to the Execution Time, and all references in this Agreement to amendments or supplements to the Registration Statement, the Preliminary Prospectus or the Final Prospectus shall be deemed to include the filing of any document under the Exchange Act which is incorporated by reference in the Registration Statement, the Preliminary Prospectus or the Final Prospectus, as the case may be, after the Execution Time.

SECTION 1. Representations and Warranties of the Company. The Company represents and warrants to each Underwriter as of the Execution Time as follows:

(1) Compliance with Registration Requirements. The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission an automatic shelf registration statement, as defined in Rule 405 on Form S-3 (No. 333-180054), including a related Base Prospectus, for registration under the Act of the offering and sale of the Notes. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Company has filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), a preliminary prospectus supplement relating to the Notes, which has previously been furnished to you. The Company will file with the Commission a final prospectus supplement relating to the Notes in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised the Representatives, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x).

On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act, the Exchange Act and the Trust Indenture Act and the respective rules thereunder; on each Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the Effective Date and on the Closing Date, the Indenture did or will comply in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the information described as such in Section 6(b).

(2) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the applicable requirements of the Exchange Act.

(3) Disclosure Package. As of the Initial Sale Time, (i) the Disclosure Package and (ii) each electronic road show, when taken together as a whole with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein.

(4) Company is a Well-Known Seasoned Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or Section 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Notes in reliance on the exemption in Rule 163 and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. The Company agrees to pay the fees required by the Commission relating to the Notes within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(5) Company Not an Ineligible Issuer. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Act) of the Notes and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(6) Issuer Free Writing Prospectus. Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 3(b) hereto does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The preceding sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein.

(7) Distribution of Offering Material by the Company. The Company has not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Underwriters’ distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than the Preliminary Prospectus, the Final Prospectus and the Issuer Free Writing Prospectus.

(8) Good Standing of Company. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Disclosure Package and the Final Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(9) Good Standing of Subsidiaries. Each Significant Subsidiary of the Company listed in Schedule D-1, and to the knowledge of the Company, each Significant Subsidiary of the Company listed in Schedule D-2, has been duly organized or formed, as applicable, is validly existing in good standing (or has the analogous status in its respective jurisdiction, as applicable) under the laws of the jurisdiction of its organization or formation, has the power and authority to own its property and to conduct its business in all material respects as described in the Disclosure Package and the Final Prospectus and is duly qualified (or has the analogous status in its respective jurisdiction, as applicable) to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole. For purposes of this Agreement, a “Significant Subsidiary” is any subsidiary of the Company that generates 5% or more of the Company’s revenue or income or that holds 5% or more of the Company’s assets and is as set forth in Schedule D hereto.

(10) Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(11) The Indenture. The Original Indenture has been duly qualified under the Trust Indenture Act and has been duly authorized and, when executed and delivered by the Company and assuming due authorization, execution and delivery by the Trustee, the Indenture will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and general principles of equity.

(12) The Notes. The sale and issuance of the Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, the Notes will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and general principles of equity.

(13) No Violation or Default. Neither the Company nor, to the knowledge of the Company, any of its Significant Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default under any agreement or other instrument binding upon the Company or any of its Significant Subsidiaries that is material to the Company and its subsidiaries, taken as a whole; or (iii) in violation of applicable law or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its Significant Subsidiaries, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not result in a Material Adverse Change (as defined herein).

(14) No Conflicts, No Required Consents. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture and the Notes will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company or, except to the extent that any such contravention would not result in a Material Adverse Change, any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture or the Notes, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes.

(15) No Material Adverse Change. There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Change”), from that set forth in the Disclosure Package (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement).

(16) Intellectual Property. Each of the Company and its subsidiaries owns or possesses all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, and trade names, in each case to the extent disclosed in the Disclosure Package or the Final Prospectus (collectively, the “Intellectual Property”), to the extent required by it for the use thereof in connection with their respective businesses as currently operated by them, except where failure to possess Intellectual Property would not result in a Material Adverse Change, and none of the Company or, to the Company’s knowledge, any of its subsidiaries has received any written notice of, or otherwise has knowledge of, any infringement of asserted rights of others with respect to any of the Intellectual Property that if taken to a final judgment could result in a Material Adverse Change.

(17) Absence of Proceedings. There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened, to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject, other than proceedings fairly summarized in all material respects in the Disclosure Package or the Final Prospectus and proceedings that are not reasonably expected by the Company to result in a Material Adverse Change or have a material adverse effect on the power or ability of the Company to perform its obligations under this Agreement, the Indenture or the Notes.

(18) Investment Company Act. The Company is not, and immediately after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Disclosure Package or the Final Prospectus, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(19) Compliance with Environmental Laws. To the knowledge of the Company, the Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, result in a Material Adverse Change.

(20) Environmental Costs and Liabilities. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(21) Independent Accountants and Financial Statements. To the knowledge of the Company, PricewaterhouseCoopers LLP, who has audited the consolidated financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the meaning of the Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board. The financial statements, together with the related notes thereto, incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements comply as to form in all material respects with the accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements are required to be included in the Registration Statement.

(22) Maintenance of Internal Controls and Procedures. The Company and its consolidated subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(23) Disclosure Controls and Procedures. The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); as of December 31, 2012, and to the knowledge of the Company, at the Execution Time, such disclosure controls and procedures are effective.

(24) Compliance with the Sarbanes-Oxley Act of 2002. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 that are effective and the rules and regulations of the Commission that have been adopted and are effective thereunder.

(25) No Unlawful Contributions or Other Payments. Except as set forth in the Disclosure Package and the Final Prospectus (including with respect to the Company, its subsidiaries, directors, officers, agents, employees and affiliates, in each case, in connection with the FCPA investigations and compliance reviews disclosed in the Disclosure Package and the Final Prospectus), to the knowledge of the Company, (i) neither the Company nor any of its subsidiaries nor any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), except where such violation would not result in a Material Adverse Change, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and (ii) the Company, its subsidiaries and its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance therewith, except where the failure to comply would not result in a Material Adverse Change.

(26) No Conflict with Money Laundering Laws. To the knowledge of the Company, the operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”), except where the failure to comply would not result in a Material Adverse Change, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(27) Compliance with Trade Sanctions. The Company and its subsidiaries and, to the knowledge of the Company, all directors, officers, agents, employees and affiliates of the Company and its subsidiaries, are currently in compliance with trade sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), as well as those administered or enforced by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Trade Sanctions”), and the Company is not located, organized or resident in a country or territory that is the subject of comprehensive Trade Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is prohibited by Trade Sanctions and would result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Trade Sanctions.

(28) Extensible Business Reporting Language. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Notes shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

SECTION 2. Purchase, Sale and Delivery of the Notes.

(a) The Notes. The Company agrees to issue and sell to the several Underwriters, severally and not jointly, all of the Notes upon the terms herein set forth. On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Underwriters agree, severally and not jointly, to purchase from the Company (i) the aggregate principal amount of 2016 Notes set forth opposite their names on Schedule A at a purchase price of 99.545% of the principal amount thereof, (ii) the aggregate principal amount of 2020 Notes set forth opposite their names on Schedule A at a purchase price of 99.226% of the principal amount thereof, (iii) the aggregate principal amount of 2023 Notes set forth opposite their names on Schedule A at a purchase price of 98.380% of the principal amount thereof and (iv) the aggregate principal amount of 2043 Notes set forth opposite their names on Schedule A at a purchase price of 98.836% of the principal amount thereof, payable on the Closing Date, respectively.

(b) The Closing Date. Delivery of certificates for the Notes in global form to be purchased by the Underwriters and payment therefor shall be made at the offices of Shearman & Sterling LLP (or such other place as may be agreed to by the Company and the Representatives) at 9:00 a.m., New York City time, on March 12, 2013, or such other time and date thereafter as the Representatives and the Company shall agree (the time and date of such closing are called the “Closing Date”).

(c) Public Offering of the Notes. The Representatives hereby advise the Company that the Underwriters intend to offer for sale to the public, as described in the Disclosure Package, their respective portions of the Notes as soon after this Agreement has been executed as the Representatives, in their sole judgment, have determined is advisable and practicable.

(d) Payment for the Notes. Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representatives for the respective accounts of the Underwriters of the Notes to be purchased by them.

It is understood that the Representatives have been authorized, for their own account and the accounts of the several Underwriters, to accept delivery of and receipt for, and make payment of the purchase price for, the Notes the Underwriters have agreed to purchase. The Representatives may (but shall not be obligated to) make payment for any Notes to be purchased by any Underwriter whose funds shall not have been received by the Representatives by the Closing Date for the account of such Underwriter, but any such payment shall not relieve such Underwriter from any of its obligations under this Agreement.

(e) Denominations; Registration. The Notes or certificates for the Notes, as applicable, shall be in such denominations and registered in such names as the Representatives may request in writing at least two full business days prior to the Closing Date. The Notes or certificates for the Notes, as applicable, will be made available for examination and packaging by the Representatives in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Date, or at such other place and time as shall be agreed upon by the Representatives and the Company or their respective counsel.

SECTION 3. Covenants of the Company. The Company covenants with the Representatives and with each Underwriter as follows:

(a) Representatives’ Review of Proposed Amendments and Supplements. During such period beginning on the date hereof and ending on the later of the Closing Date or such date as, in the opinion of counsel for the Underwriters, the Prospectus is no longer required by law to be delivered in connection with sales by an Underwriter or dealer, including in circumstances where such requirement may be satisfied pursuant to Rule 172 (such period, the “Prospectus Delivery Period”), the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus or any Rule 462(b) Registration Statement unless the Company has furnished the Representatives a copy for review prior to filing and will not file any such proposed amendment or supplement to which the Representatives reasonably object; provided that, subsequent to the Closing Date until the end of the Prospectus Delivery Period, the Company may file such reports pursuant to the Exchange Act as are required by the rules and regulations of the Commission without furnishing such reports to the Representatives for review prior to filing. The Company will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Company will promptly advise the Representatives (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (ii) when, prior to termination of the offering of the Notes, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) Final Term Sheet. The Company will prepare a final term sheet, containing solely a description of final terms of the Notes and the offering thereof, in the form approved by the Representatives and substantially in the form attached as Schedule B hereto and will file such term sheet pursuant to Rule 433(d) within the time required by such Rule.

(c) Delivery of Registration Statements and Prospectuses. The Company will furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (without exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request.

(d) Continued Compliance with Securities Laws. The Company will comply with the Act and the Exchange Act so as to permit the completion of the distribution of the Notes as contemplated in this Agreement and in the Registration Statement, the Disclosure Package and the Final Prospectus. If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, the Company will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request. If, at any time when a prospectus relating to the Notes is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made at such time, not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Company promptly will (w) notify the Representatives of any such event, (x) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 3, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (y) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (z) supply any supplemented Final Prospectus to you in such quantities as the Representatives may reasonably request.

(e) Permitted Free Writing Prospectuses. The Company agrees that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433, other than a free writing prospectus containing the information contained in the final term sheet prepared and filed pursuant to Section 3(b) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule C hereto and any electronic road show; and provided further that the Underwriters are authorized to use the information with respect to the final terms of the Notes in communications conveying customary information relating to the offering to investors. Any such free writing prospectus consented to by the Representatives or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(f) Blue Sky Qualifications. The Company will use its reasonable best efforts, in cooperation with the Representatives and counsel for the Underwriters, to qualify or register the Notes for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect for as long as necessary to complete the distribution of the Notes, up to one year from the date of this Agreement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(g) Earning Statement. The Company will timely file such reports pursuant to the Exchange Act as are necessary in order to make generally available to its securityholders as soon as practicable an earning statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the Act.

(h) Agreement Not to Offer or Sell Additional Securities. During the period commencing on the date hereof and ending on the Closing Date, the Company will not, without the prior written consent of the Representatives (which consent may be withheld at the sole discretion of the Representatives), sell, offer, contract to sell or otherwise dispose of any debt securities of the Company similar to the Notes other than as contemplated by this Agreement with respect to the Notes and other than commercial paper issued in the ordinary course of business.

(i) No Manipulation of Price. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

The Representatives, on behalf of the several Underwriters, may, in their sole discretion, waive in writing the performance by the Company of any one or more of the foregoing covenants or grant the Company additional time in which to perform such covenants.

SECTION 4. Payment of Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Notes and all other fees or expenses (excluding fees or expenses of the Underwriters’ counsel) in connection with the preparation and filing of the Registration Statement, the Preliminary Prospectus, each Issuer Free Writing Prospectus and the Final Prospectus and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Underwriters, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Notes to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Notes under state securities laws and all expenses in connection with the qualification of the Notes for offer and sale under state securities laws as provided in Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or legal investment memorandum (such fees and disbursements of counsel to the Underwriters not to exceed $5,000), (iv) any fees charged by rating agencies for the rating of the Notes, (v) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vi) the cost of the preparation, issuance and delivery of the Notes and (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Notes. It is understood, however, that except as provided in this Section, Section 6, and the last paragraph of Section 8, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsels, transfer taxes payable on resale of any of the Notes by them and any advertising expenses connected with any offers they may make.

SECTION 5. Conditions to Underwriters’ Obligations. The several obligations of the Underwriters to purchase and pay for the Notes are subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Section 3(c)(67) of the Exchange Act;

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Disclosure Package (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in the judgment of the Representatives, is material and adverse and that makes it, in the judgment of the Representatives, impracticable to market the Notes on the terms and in the manner contemplated in this Agreement, the Disclosure Package and the Final Prospectus; and

(iii) there shall not be any stop order in effect suspending the effectiveness of the Registration Statement, nor shall any proceedings for such purpose be pending before or threatened by the Commission.

(b) The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an officer of the Company, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date (as if made on the Closing Date) and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Underwriters shall have received on the Closing Date an opinion and negative assurance letter of White & Case LLP, outside counsel for the Company, each dated the Closing Date, in form and substance reasonably satisfactory to the Underwriters and their counsel. The opinion of White & Case LLP described in this Section 5(c) shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(d) The Underwriters shall have received on the Closing Date an opinion from the General Counsel of the Company, dated the Closing Date, to the effect set forth in Exhibit A. The opinion of the General Counsel of the Company described in this Section 5(d) shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(e) The Underwriters shall have received on the Closing Date an opinion from counsel for the Underwriters with respect to such matters as the Underwriters may reasonably request, and such counsel shall have received such papers and information from the Company as they may reasonably request to enable them to pass upon such matters.

(f) The Underwriters shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters and their counsel, from the Company’s registered public accounting firm, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Disclosure Package and the Final Prospectus.

SECTION 6. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by any Underwriter or any such controlling person in connection with defending or investigating any such action or claim) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Notes as originally filed or in any amendment thereof, or in the Base Prospectus, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Notes, the Final Prospectus, any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 3(b) hereto, or in any amendment thereof or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the information described as such in Section 6(b). This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information furnished to the Company in writing by or on behalf of any Underwriter expressly for inclusion in the documents referred to in the foregoing indemnity, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the selling concessions and broker/dealer discount language appearing in the fourth paragraph under the caption “Underwriting”, the market-making language in the third sentence of the fifth paragraph under the caption “Underwriting”, the stabilizing language in the fifteenth and seventeenth paragraphs under the caption “Underwriting” and the penalty bid language in the sixteenth paragraph under the caption “Underwriting”.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 6(a) or 6(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. The failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph Section 6(a) or 6(b) unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 6(a) or 6(b). In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Representatives, in the case of parties indemnified pursuant to Section 6(a) above, or by the Company, in the case of parties indemnified pursuant to Section 6(b) above. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) To the extent the indemnification provided for in Section 6(a) or 6(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Notes or (ii) if the allocation provided by clause 6(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 6(d)(i) above but also the relative fault of the Company, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Notes shall be deemed to be in the same respective proportions as the net proceeds from the offering of such Notes (before deducting expenses but after deduction of the discounts and commissions received by the Underwriters) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Final Prospectus, bear to the aggregate public offering price of the Notes. The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 6 are several in proportion to the respective principal amounts of Notes they have purchased hereunder, and not joint.

(e) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 6(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 6 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Notes.

SECTION 7. Termination. This Agreement shall be subject to termination by notice given by the Representatives to the Company, if after the execution and delivery of the Underwriting Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by the New York Stock Exchange or the NASDAQ Global Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the reasonable judgment of the Representatives, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the sole judgment of the Representatives, impracticable or inadvisable to proceed with the offer, sale or delivery of the Notes on the terms and in the manner contemplated in this Agreement, the Disclosure Package or the Final Prospectus.

SECTION 8. Defaulting Underwriters. If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase Notes that it has or they have agreed to purchase hereunder on such date, and the aggregate amount of Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate amount of the Notes to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the amount of Notes set forth opposite their respective names in Schedule A hereto bears to the aggregate amount of Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Representatives may specify, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the amount of Notes that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 8 by an amount in excess of one-ninth of such amount of Notes without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Notes and the aggregate amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate amount of Notes to be purchased on such date, and arrangements satisfactory to the Representatives and the Company for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either the Representatives or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Final Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

SECTION 9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 10. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 11. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices shall be directed to the parties hereto as follows:

If to the Representatives:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Facsimile: (212) 816-7912

Attention: General Counsel

and

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Facsimile: (212) 902-9316

and

Merrill Lynch, Pierce, Fenner & Smith

           Incorporated

50 Rockefeller Plaza

NY1-050-12-01

New York, New York 10020

Fax: (212) 901-7881

Attention: High Grade Debt Capital Markets Transaction Management/Legal

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Facsimile: (646) 848-8021

Attention: Robert C. Treuhold

If to the Company:

Avon Products, Inc.

777 Third Avenue

New York, New York 10017

Facsimile: (917) 267-5050

Attention: General Counsel

with a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036-2787

Facsimile: (212) 354-8113

Attention: Gary Kashar

SECTION 13. Representations and Covenants of the Underwriters. Each of the several Underwriters represents and agrees with the Company that such Underwriter will comply with or observe any restrictions or limitations set forth in the Disclosure Package or the Final Prospectus or required by applicable law, on persons to whom, or the jurisdictions in which, or the manner in which, the Notes may be offered, sold, resold or delivered.

SECTION 14. Underwriters Not Fiduciaries. The Company hereby acknowledges that (a) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) each of the Underwriters is acting as principal and not as an agent or fiduciary of the Company and (c) its engagement of the Underwriters in connection with the Offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the Offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

SECTION 15. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended and the rules and regulations of the Commission promulgated thereunder.

“Base Prospectus” shall mean the base prospectus referred to in Section 1(1) above contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) the Issuer Free Writing Prospectuses, if any, identified in Schedule C hereto, (iv) the final term sheet prepared and filed pursuant to Section 3(b) hereto, if any, and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any Rule 462(b) Registration Statement became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Final Prospectus” shall mean the prospectus supplement relating to the Notes that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Initial Sale Time” shall mean 5:40 p.m. (Eastern Time) on March 7, 2013, or such other time as agreed by the Company and the Representatives.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Preliminary Prospectus” shall mean the preliminary prospectus supplement, as filed on March 6, 2013, to the Base Prospectus referred to in Section 1(1) above which is used prior to the filing of the Final Prospectus, together with the Base Prospectus.

“Registration Statement” shall mean the registration statement referred to in Section 1(1) above, including exhibits and financial statements and any prospectus supplement relating to the Notes that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement as so amended.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B”, and “Rule 433” refer to such rules under the Act.

“Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Well-Known Seasoned Issuer” shall mean a well-known seasoned issuer, as defined in Rule 405.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this Underwriting Agreement, along with all counterparts, shall become a binding agreement between the Representatives and the Company in accordance with its terms.

Very truly yours,

AVON PRODUCTS, INC.

By:	/s/ Shalabh Gupta
Name:	Shalabh Gupta
Title:	Vice President and Treasurer

The foregoing Underwriting Agreement is hereby confirmed and accepted by the Representatives as of the date first above written.

By:	CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Jeffrey Kania
Name:	Jeffrey Kania
Title:	Managing Director

By:	GOLDMAN, SACHS & CO.

By:	/s/ Adam T. Greene
(Goldman, Sachs & Co.)

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Brendan Hanley
Name:	Brendan Hanley
Title:	Managing Director

Acting as Representatives of the several

Underwriters named in the attached Schedule A

SCHEDULE A

Underwriters	Aggregate Principal Amount to Be Purchased
	2.375% Notes due 2016	4.600% Notes due 2020	5.000% Notes due 2023	6.950% Notes due 2043

Citigroup Global Markets Inc.	54,359,000	108,717,000	108,716,000	54,358,000
Goldman, Sachs & Co.	54,358,000	108,717,000	108,717,000	54,358,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	54,358,000	108,716,000	108,717,000	54,359,000
BNP Paribas Securities Corp.	19,425,000	38,850,000	38,850,000	19,425,000
HSBC Securities (USA) Inc.	19,425,000	38,850,000	38,850,000	19,425,000
Santander Investment Securities Inc.	19,425,000	38,850,000	38,850,000	19,425,000
Lloyds Securities Inc.	6,275,000	12,550,000	12,550,000	6,275,000
The Williams Capital Group, L.P.	6,275,000	12,550,000	12,550,000	6,275,000
U.S. Bancorp Investments, Inc.	6,275,000	12,550,000	12,550,000	6,275,000
Banca IMI S.p.A.	3,275,000	6,550,000	6,550,000	3,275,000
Banco Bradesco BBI S.A.	3,275,000	6,550,000	6,550,000	3,275,000
SMBC Nikko Capital Markets Limited	3,275,000	6,550,000	6,550,000	3,275,000

Total	$250,000,000	$500,000,000	$500,000,000	$250,000,000

SCHEDULE B

Filed Pursuant to Rule 433

Registration No. 333-180054

March 7, 2013

Issuer Free Writing Prospectus, dated March 7, 2013

Avon Products, Inc.

$250,000,000 2.375% Notes due 2016

$500,000,000 4.600% Notes due 2020

$500,000,000 5.000% Notes due 2023

$250,000,000 6.950% Notes due 2043

The following information supplements the Preliminary Prospectus Supplement, dated March 6, 2013, filed pursuant to Rule 424(b)(3) promulgated under the Securities Act, Registration No. 333-180054.

Issuer:	Avon Products, Inc.

Security:	2.375% Notes due 2016 4.600% Notes due 2020 5.000% Notes due 2023 6.950% Notes due 2043

Size:	$250,000,000 for the 2016 Notes $500,000,000 for the 2020 Notes $500,000,000 for the 2023 Notes $250,000,000 for the 2043 Notes

Trade Date:	March 7, 2013

Settlement Date:	March 12, 2013 (T+3)

Maturity Date:	March 15, 2016 for the 2016 Notes March 15, 2020 for the 2020 Notes March 15, 2023 for the 2023 Notes March 15, 2043 for the 2043 Notes

Coupon:	2.375% for the 2016 Notes 4.600% for the 2020 Notes 5.000% for the 2023 Notes 6.950% for the 2043 Notes

Interest Payment Dates:

March 15 and September 15, commencing September 15, 2013, for the 2016 Notes

March 15 and September 15, commencing September 15, 2013, for the 2020 Notes

March 15 and September 15, commencing September 15, 2013, for the 2023 Notes

March 15 and September 15, commencing September 15, 2013, for the 2043 Notes

Day Count:	30/360

Price to Public:	99.945% of principal amount for the 2016 Notes 99.851% of principal amount for the 2020 Notes 99.030% of principal amount for the 2023 Notes 99.711% of principal amount for the 2043 Notes

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Benchmark Treasury:

UST 0.375% due February 15, 2016 for the 2016 Notes

UST 1.250% due February 29, 2020 for the 2020 Notes

UST 2.000% due February 15, 2023 for the 2023 Notes

UST 2.750% due November 15, 2042 for the 2043 Notes

Benchmark Treasury Price & Yield:	99-30 1/4; 0.394% for the 2016 Notes 99-05+; 1.375% for the 2020 Notes 100-00; 2.000% for the 2023 Notes 91-00; 3.223% for the 2043 Notes

Spread to Benchmark Treasury:	+ 200 bps for the 2016 Notes + 325 bps for the 2020 Notes + 312.5 bps for the 2023 Notes + 375 bps for the 2043 Notes

Yield to Maturity:	2.394% for the 2016 Notes 4.625% for the 2020 Notes 5.125% for the 2023 Notes 6.973% for the 2043 Notes

Make-Whole Call:	T + 30 bps for the 2016 Notes T + 50 bps for the 2020 Notes T + 50 bps for the 2023 Notes T + 50 bps for the 2043 Notes

CUSIP/ISIN:	054303 AY8 / US054303AY84 for the 2016 Notes 054303 AX0 / US054303AX02 for the 2020 Notes 054303 BA9 / US054303BA99 for the 2023 Notes 054303 AZ5 / US054303AZ59 for the 2043 Notes

Use of Proceeds:	We intend to use the net proceeds from this offering, together with cash on hand, to repay approximately $500 million of the indebtedness outstanding under our $550.0 million term loan agreement (subject to any adjustment pursuant to the proposed amendment summarized below) and to repay in full our 4.625% Notes due 2013 (which mature on May 15, 2013), our Private Notes (as defined below) (which, following a notice of prepayment, we are required to prepay on March 29, 2013) and for general corporate purposes (which may include the redemption in full of our 5.625% Notes due 2014 (which mature on March 1, 2014), a process we anticipate initiating shortly following the consummation of this offering). As of December 31, 2012, (i) the total outstanding aggregate principal amount of our 2.60% Senior Notes, Series A, due November 23, 2015, our 4.03% Senior Notes, Series B, due November 23, 2020 and our 4.18% Senior Notes, Series C, due November 23, 2022 (collectively, the “Private Notes”) was $535.0 million, (ii) the outstanding aggregate principal amount of our 4.625%

Notes due 2013 was $125.0 million and (iii) the outstanding aggregate principal amount of our 5.625% Notes due 2014 was $500.0 million. We are required to prepay our term loan in an amount equal to 50% of the net cash proceeds received from certain incurrences of debt for borrowed money in excess of $500.0 million, including the net cash proceeds of this offering, but are currently discussing with the lenders under our term loan agreement an amendment that would allow lenders who wish to remain as lenders under our term loan agreement to not accept such prepayment. Further, we are required to repay an amount equal to 25% of the aggregate principal amount of the term loans on June 29, 2014, and the remaining outstanding principal amount of the term loans on June 29, 2015. As of December 31, 2012, the weighted average annual interest rate on our borrowings under the term loan agreement was 2.562%.

Joint Book-Running Managers:	Citigroup Global Markets Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp, HSBC Securities (USA) Inc., Santander Investment Securities Inc.

Senior Co-Managers:	Lloyds Securities Inc., The Williams Capital Group, L.P., U.S. Bancorp Investments, Inc.

Co-Managers:	Banco Bradesco BBI S.A., Banca IMI S.p.A., SMBC Nikko Capital Markets Limited

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Goldman, Sachs & Co. at 1-866-471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

SCHEDULE C

Schedule of Free Writing Prospectuses included in the Disclosure Package

None

SCHEDULE D

Significant Subsidiaries

SCHEDULE D-1

Avon International Holdings Company

SCHEDULE D-2

Avon Cosméticos Ltda.

Avon Cosmetics de Venezuela C.A.

Avon Cosmetics S. DE R.L. DE C.V.

Avon Beauty Products Company

Exhibit A

Opinion of General Counsel

You have requested my opinion as General Counsel for Avon Products, Inc., a New York corporation (the “Company”), with respect to certain matters relating to the offering by the Company of its 2.375% Notes due 2016 (the “2016 Notes”), its 4.600% Notes due 2020 (the “2020 Notes”), its 5.000% Notes due 2023 (the “2023 Notes”) and its 6.950% Notes due 2043 (the “2043 Notes” and, together with the 2016 Notes, the 2020 Notes and the 2023 Notes, the “Notes”), pursuant to the prospectus dated March 12, 2012 (the “Base Prospectus”), as supplemented by the prospectus supplement dated March 6, 2013, in the form first used to confirm sales of the Notes (or in the form first made available to you by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act of 1933, as amended (the “Act”)) (as so supplemented, the “Prospectus”) pursuant to the Underwriting Agreement related to the Notes dated March 7, 2013 (the “Underwriting Agreement”). This opinion is furnished pursuant to Section 5(d) of the Underwriting Agreement. Defined terms used but not defined herein are as defined in the Underwriting Agreement

In connection with the foregoing, I have reviewed among other things, (i) the Restated Certificate of Incorporation and By-laws of the Company, (ii) the authorization by the Board of Directors and the Finance Committee of the Company for the offering by the Company of the Notes, (iii) the proposed form of Notes to be issued by the Company, (iv) the Registration Statement on Form S-3 (registration number 333-180054) of the Company filed with the Securities and Exchange Commission pursuant to the Act, including the documents incorporated by reference therein (the “Registration Statement”), (v) the Base Prospectus, as supplemented by the preliminary prospectus supplement dated March 6, 2013 relating to the Notes (as so supplemented, the “Preliminary Prospectus”) and (vi) the Prospectus, and have examined and am familiar with such other records, certificates and documents, have supervised such proceedings, and have examined such questions of law and fact as I have considered necessary or appropriate for purposes of the opinion expressed below.

In rendering the opinions expressed below, I have assumed the Notes will be offered and sold in accordance with the terms and conditions set forth in the Prospectus.

Based on the foregoing, I am of the opinion that:

1. To my knowledge, the statements under the caption “Item 3 – Legal Proceedings” of the Company’s most recent annual report on Form 10-K, insofar as such statements constitute a summary of the documents or proceedings referred to therein and as such statements may have been updated or superseded by information included in any current reports on Form 8-K, if any, filed since the date of such annual report, fairly summarize in all material respects the matters referred to therein as of the respective dates of such reports.

2. I do not know of any legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than (x) the proceedings that are summarized in the Registration Statement, the Preliminary Prospectus or the Prospectus (in each case, including all documents incorporated by reference therein) and (y) proceedings that are not reasonably expected to result in a Material Adverse Change.

B-1

I am a member of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

B-2